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IMPORTANT INFORMATION

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and white proxy card in connection with its 2010 Annual Meeting and is mailing the definitive proxy statement and white proxy card to its stockholders. Investors and stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Investors and stockholders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com. In addition, the definitive proxy statement and other documents filed by Barnes & Noble with the SEC may be obtained from Barnes & Noble free of charge by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Barnes & Noble, its directors, its director nominees and certain of its officers may be deemed to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Barnes & Noble’s Annual Report on Form 10-K for the year ended May 1, 2010, which was filed with the SEC on June 30, 2010, and its definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on August 25, 2010. To the extent holdings by certain participants of Barnes & Noble securities have changed since the amounts contained in the definitive proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Form 4s filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com.

FORWARD-LOOKING STATEMENTS

This communication may contain certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements. Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of Barnes & Noble’s stock option practices, product and component shortages, the outcome of Barnes & Noble’s evaluation of strategic alternatives, including a possible sale of Barnes & Noble, as announced on August 3, 2010, the effect on Barnes & Noble of the outcome of the election of directors at Barnes & Noble’s 2010 Annual Meeting, and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K, filed with the SEC on June 30, 2010, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

The following is the transcript from Barnes & Noble, Inc.’s fiscal 2011 first quarter earnings conference call on August 24, 2010:

Operator: Good day everyone and welcome to the Barnes & Noble First Quarter Earnings 2011 conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I’d like to turn things over to Mr. Joseph Lombardi, Chief Financial Officer. Please go ahead.

Joseph Lombardi:

Good morning and welcome to Barnes & Noble’s fiscal 2011 first quarter earnings conference call.

Joining us today are William Lynch, Mitchell Klipper and other members of the senior management team. Before I begin, I would like to remind you that this call is covered by the safe harbor disclosure contained in our press release and public documents and is the property of Barnes & Noble. It is not to be broadcast or used by any other party without the prior written consent of Barnes & Noble.

In connection with the Company’s 2010 Annual Meeting of Stockholders, Barnes & Noble filed a revised preliminary proxy statement with the SEC on August 19 and plans to file and mail to stockholders a definitive proxy statement. Investors should read these materials because they contain important information. These materials and other relevant documents are available for free at the SEC’s website and on the Company’s website. Information regarding participants in the Company’s solicitation of proxies from Barnes & Noble’s stockholders for the 2010 Annual Meeting are contained in the Company’s revised preliminary proxy statement and in other Company reports that have been or will be filed with the SEC.

Please note that during the question and answer portion of this morning’s call, we will not be taking questions with respect to the 2010 Annual Meeting or the related proxy contest. Please refer to the Company’s SEC filings for information on these matters.

This morning before the market opened, we released our results for the first quarter of fiscal 2011, which ended on July 31st.

Consolidated sales increased 21% this quarter and totaled $1.4 billion. Our acquisition of the College bookstore business last fall added 226 million to the top line.

This quarter the company has added an additional table to the quarterly press release highlighting sales, gross margins and expenses by business segment.

Sales growth continues to explode in our internet and digital businesses. Comparable sales through Barnes & Noble.com increased 53% this quarter. As mentioned in our press release, eBook sales continue to accelerate week after week. Our sales growth this quarter follows growth of 32% and 51% for the past two quarters since we launched

NOOK.

Gross margins at Barnes & Noble.com were lower than last year for a number of reasons. First, last year’s results did not include sales of lower margin nooks. Our previous guidance for fiscal 2011 has full year margins for BN.com at 14%. We are lower than that this quarter. You should note that we took a price adjustment on the NOOK mid-quarter and, as planned, BN.com margins reflect that adjustment.

Sales in Barnes & Noble stores were $1 billion for the quarter, a decline of 2% from last year. Comparable store sales declined 0.9%, slightly lower than guidance. Gross margins at retail declined 300 basis points largely due to the inclusion of lower margin devices at retail.

Comparable store sales increased 2.9% in our college bookstores, which was better than guidance and lead to higher gross margins than planned. Sales were better than guidance due to strong in-stock positions this quarter, especially in used textbooks, as well as improved general merchandise sales.

Selling and administrative expenses increased $94 million this quarter, two-thirds of which relate to the inclusion of the college business since acquisition. Retail expenses increased about $9 million, of which $9.5 million relates to legal costs, primarily for the shareholder rights plan litigation. In addition, last year’s results included a $6.75 million benefit from settlement of an insurance claim. Excluding those items, retail expenses dropped $6 million year over year, or about 2%, in line with the overall sales decline.

Investments in digital technology and resources continue at Barnes & Noble.com as previously disclosed. Total digital and online expenses increased this quarter about $25 million.

For the first quarter, the company reported a consolidated net loss of 63 million - $1.12 per share. As I mentioned earlier, that loss included $9.5 million of pretax legal costs. Excluding those expenses, the first quarter net loss was $1.02 per share, in the middle of our guidance range of 85 cents to $1.15.

Our balance sheet is in great shape. Inventories have increased 45% year over year due to the acquisition of college. At quarter’s end the college business is building inventory in advance of the fall rush season. This represents about $600 million in inventory and $500 million in payables new to our balance sheet at this time. Excluding college, inventories declined $62 million this quarter versus last year, or 5%.

Borrowings were $380 million at quarter end. Borrowings are forecasted to decline about $250 million over the next four weeks due to the high cash generation associated with the college fall rush. At current projected borrowing levels, the company has ample capacity under its $1 billion credit facility to fund our strategic plan and working capital requirements for the all-important holiday selling season.

Capital expenditures this quarter were $21.4 million as compared to $23.3 million last year.

Now I’d like to comment on the second quarter and full year outlook.

For the second quarter, comparable store sales at Barnes & Noble stores are expected to decrease between 1 and 3%. The company continues to expect full year comparable store sales at Barnes & Noble stores to be in a range of flat to an increase of 3%. The holiday period is forecasted higher than current trends due in part to forecasted NOOK volume, which was not available at retail until mid-February last year.

In our college bookstores, comparable store sales are expected to be flat for the second quarter. The company continues to expect College’s comparable store sales for the full year to also be flat.

Due to the significant legal costs incurred in the first quarter as well as anticipated future legal costs, including those costs expected to be incurred in a proxy contest, the company is lowering its full year guidance by 25 cents per share. The company now expects full year net loss to be in a range of 25 to 65 cents per share. Excluding these costs, the company’s full year EPS guidance remains essentially unchanged with previously issued guidance of breakeven to a loss of 40 cents.

And for the second quarter, earnings per share is expected to be in a range of 5 cents to a loss of 25 cents.

At this point, I’d like to turn the discussion over to our CEO, William Lynch.

William Lynch:

Thank you, Joe and thanks to those joining us today.

Q1 was another productive quarter for Barnes & Noble in our transformation from a great retail company into also being an industry leading content, commerce, technology and digital content company.

We’re confident in our digital strategy and as we stated in our earnings release, all of our key metrics on the digital business are well ahead of plan.

We see great opportunity for our business in the growth eReading over the next five years and our feeling is that with Barnes & Noble’s unique ability to reach millions of readers in both the physical realm through our stores and online and via mobile platforms through our heavily trafficked site, BN.com, and accelerating NOOK user-base we’re extremely well positioned to be a leader in the rapidly expanding eReading market.

In fact, the results of our digital investments to-date emboldens us further. In less than 12 months we believe we have already captured a larger share of the digital book market in the US than our 17% share of physical books.

Given our expansion plans across all our elements of our digital strategy, we expect those share gains to continue through holiday of this year and beyond.

In terms of specific initiatives this quarter the company launched NOOK Wi-Fi.

Industry authority CNET rated the product excellent and the best eBook reader for $149. We agree that it is.

Again, sell-through has exceeded our expectations on that device. In the digital education arena we launched our NOOKstudy software platform, an innovative study tool that enables easy textbook and digital content management for college students.

Downloads of the NOOKstudy application have already achieved our target for the year in the first two weeks of the back to school season.

Also sales of eTextbooks through NOOKstudy in our college stores are well ahead of plan.

Additionally, this quarter, as a continuing commitment to allow our customers and readers to take their digital libraries from Barnes & Noble with them on whatever device they choose. We introduced NOOK for Android; free software that brings our eReading experience to millions using Android smartphones.

One important note, we’re now rebranding all of our Barnes & Noble eReading experiences around brand NOOK such that NOOK equals digital reading from Barnes & Noble to consumers.

Our recently released NOOK for iPhone application is the number one downloaded eReading app on the iTunes App Store so consumers are responding.

Lastly on the digital front we are increasing the competitive advantage provided by our bookstores through the launch of full-service NOOK Boutiques where consumers can experience NOOK devices and applications and speak with knowledgeable trained booksellers who provide device demonstrations and ongoing product support.

No other company has the ability to reach and engage millions of readers in the physical realm like we do through our stores. The rollout of the NOOK Boutiques is a critical and powerful part of our continuing to capture a big share of the growing digital reading market.

Now onto our store business. Our physical trade book business continues to be under some pressure. As we’ve stated, as the market for physical books flattens or shrinks Barnes & Noble will be the beneficiary in a consolidating retail landscape for books.

50% of books are sold outside of bookstores in the US. As non-book retailers divest in the category, we expect to pick up share gains of physical books as well as from book stores no longer in business.

In terms of category expansion we’ve been aggressively testing a larger footprint for educational toys and games. Parents, and specifically moms, have always viewed Barnes & Noble as a great environment to bring their children so it made sense for us to increase our assortment of presence in this category.

Thus far, our toys and games test in stores have exceeded our expectations driving double-digit top-line growth for us in that category.

Mitch and his team have bigger plans for increasing our stake in the category this year and we very much view this as a big strategic growth opportunity for the company going forward in store and online at BN.com.

Lastly, we’re extremely pleased with our college business beating plan and guidance on the top-line and profit. As with our superstores, the college stores are not only a profitable business for the company but also a key complementary piece in advancing our digital strategy.

We operate over 620 of the best college physical and online stores in the country including Columbia, Harvard, Michigan, Yale and Ohio State to name a few.

We reach millions of students and some of those students - and as some of those students turn to digital solutions for reading materials we are best positioned to innovate and offer them those products and services.

NOOKstudy and its early success is a good illustration of the strategy at work.

In summary, we recognize it’s early in the growth of digital reading but we feel confident in our progress and position thus far. We’re maximizing the use of our unique assets in relationships to gain share and we’re intensely listening to customers as we launch innovative products and software in order to make quick enhancements to our offerings.

On the physical storefront we remain committed to provide the countries best bookstore experience for customers and look for opportunities to expand in the growth categories like toys and games and home and gift.

With our college stores we expect to continue to add accounts as schools outsource their bookstore management in this economy and feel confident that our short-term management of the day to day business is delivering on our financial targets.

Thanks and now I’ll turn it back to the operator to take questions.

Operator:

Thank you. Ladies and gentlemen, at this time if you would like to ask a question, please press star 1 on your touchtone phone. If you’re using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Again, that’s star 1 for any questions at this time.

We’ll go first to Bill Armstrong with CL King and Associates.

Bill Armstrong: Good morning. Joe, you mentioned briefly the gross margins of being below expectations on the dot com side and you mentioned NOOK sales being a factor. I was wondering if there where any other factors that you could call out and should we still be looking for about a 14% gross margin for dot com for the full fiscal year?

Joseph Lombardi: Yeah, no, Bill, that’s not exactly right. I did say that we had guided 14% margins for the full fiscal year but they where lower than that this quarter.

When we issued guidance at the end of June the price reduction for NOOK had already occurred so we clearly knew that number was in our first quarter numbers so our guidance for the full year remains unchanged.

Bill Armstrong: I see. Okay, so this was in line with your internal expectations?

Joseph Lombardi: Yes, we issued guidance after we had already taken that adjustment.

Bill Armstrong: Got it, okay. And then the legal expenses obviously where not in your original guidance. Do you think you’ve fully accounted for them now in your new guidance or might there be more down the road?

Joseph Lombardi: We’ve taken our best estimate of what we believe the cost will be this year and guide it accordingly.

Bill Armstrong: Okay.

Joseph Lombardi: (inaudible) to say other than that.

Bill Armstrong: Right, okay. Thank you.

Operator: We’ll take our next question from Alan Rifkin with Bank of America-Merrill Lynch.

Alan Rifkin: Thank you very much. First a point of clarification, did you say Joe that there was $25 million in spending on digital in the first quarter?

Joseph Lombardi: No, I said that - well, I said there was $25 million in additional expenses that we disclosed related to barnesandnoble.com digital and online business.

Alan Rifkin: Okay…

Joseph Lombardi: So that…

Alan Rifkin: Are you still on track for the $140 million investment on that side for the full year?

Joseph Lombardi: Yes.

Alan Rifkin: You are, okay. William if I may, with the growth prospects clearly greater on the digital side as you guys have spoken about, what do you view as more important, the sustainability of your dividend or continued incremental investments that may be necessary to continue to increase your share beyond this fiscal year?

William Lynch: Well I’ll turn that over to Joe. I don’t necessarily view - I think we view it as binary as evidenced by our declaring the dividend this quarter. I would say we aggressively invested in digital and we’re paying our dividends. So we don’t view it as an either or situation. Joe, I’ll turn it over to you.

Joseph Lombardi: Yes I think we’ve certainly announced that we’re making the commitment to invest what William and the team needs to make this business happen and for us to launch significant marketshare here. And the board evaluates a dividend every quarter as it has done for a number of years now in terms of whether or not it wants to pay a dividend. And we are paying the dividend this September. Other than that we believe we have the financial capacity to get the job done and we’re going to get it done.

Alan Rifkin: Okay and one more if I may. It was mentioned that you have greater marketshare in digital than the physical side which I believe is 17%.

Were you able to quantify what you think your share is today on the digital side and what the total market is by your estimate today?

William Lynch: Our share is north of 17% and it’s growing quickly. In terms of quantifying the market I think you’re reading the same analyst reports we are. You’re talking about the eBook market?

Alan Rifkin: Yes.

William Lynch: Yes. You’re - some are saying $500 million this year. We think that’s low.

Alan Rifkin: Okay. Thank you very much.

William Lynch: By the way, it’s worth pointing out that, you know, we launched our eBook store in July of last year. So that marketshare gain has come over the last 12 months…

Alan Rifkin: Yes.

William Lynch: …which gives you some sense of our rapid share gains.

Alan Rifkin: Yes. Thank you.

Operator: We’ll go next to Peter Wahlstrom with Morningstar.

Peter Wahlstrom: Good morning. Taking a quick look at the implied comparable sales growth in the retail segment for the back half of the year could you talk quickly about some of the initiatives in place and whether the educational toys and games will really be rolled out before the holiday season?

Mitchell Klipper: Yes this is Mitch. The - we tested last year the educational toys and games. We learned a lot and we - just this Saturday we’re finishing the rollout of the 400 departments that have rolled out nationwide as well as the expansion of the adult games and the At School department, so all that will be in place by next week.

So we’re pretty excited about the early results and it’s building some traction.

Peter Wahlstrom: Very good, and then just a quick follow-up for William as well. William, you mentioned that the physical stores sales a very challenging environment and looking ahead, you’ve got a number of renewals for leases up in the next year or so. And I realize that it’s still early. But could you give us a quick sense of your thinking as we look past the holiday season and what are some of the initiatives and plans in place on the physical side from a retail…

William Lynch: Well I’m going to turn that over to Mitch. But just to clarify what I said was the physical trade book market was under some pressure, not the physical stores.

And in terms of the lease flexibility I’ll turn it over to Mitch.

Mitchell Klipper: As you know we have over 100 leases coming due next year. And we work closely with our landlords. We’re probably the last tenant that they want to leave. So we’re still very happy with the negotiations that are going on and the - renewing the leases.

As far as what’s going to come down the pike in the stores next year we’re going to be expanding our - taking this educational toys roll out and probably taking it to the next level as well as we announced last month that we’re rolling out the NOOK Boutiques in the top 100 stores before the holiday. And we’re going to finish up the rest of the company right after the holiday. So those are two big initiatives coming for next year.

Peter Wahlstrom: Okay, thank you.

Operator: And ladies and gentlemen, once again, it’s star 1 for any questions. At this time, we’ll go next to Matthew Fassler with Goldman Sachs.

Matthew Fassler: Thanks a lot and good morning to you. My question relates to .com gross margin. I understand that you had contemplated the price cut in the NOOK before guided to the 14% for the full year. But can you help explain how you get from a 3% gross margin here in Q1 to presumably something higher than 14% over the rest of the year? What’s sort of the bridge to the current run rate from the current run rate to your ultimate endgame?

Joseph Lombardi: I mean the most important thing on Barnes & Noble.com margins as the sales of nook grow the sales of the attached eBooks grow. And the eBook margins are higher than that. So that is essentially the way the Barnesandnoble.com margin will fall as the year progresses and there’s more digital devices and more Barnes and Noble lockers selling eBooks.

Matthew Fassler: Is it a question of scale and NOOK improving the gross margin rate on the hardware itself or is it simply the mix of selling more eBooks driving the mix adjusted margin higher?

Joseph Lombardi: It is both. The more, the latter. The more - the eBooks is the driver. We are certainly making cost improvements on the device as well.

Matthew Fassler: Okay, and can you just explain to us - and I apologize if this is remedial at this point.

You know, given the shift to the agency model in .com, how much of the revenue that you’re booking? I understand that you report comps essentially on a - as a kind of full list price basis if you will.

But how much of the revenue that you’re booking in terms of eBooks is essentially, you know, the $3 or $4 a title commission that you’re getting at 100% margin and how much of it is still kind of the old way where the margin would be substantially lower than that?

Joseph Lombardi: You know we - you know, there’s a significant amount sold in the agency model. Obviously five of the top six publishers are. And so, you know, I think if you think about the businesses a little more that than half is agency you’re close.

Matthew Fassler: And is that - sorry.

William Lynch: What you’re going to see Matthew over time is that they’ll be increasingly a longer and longer tail.

I mean we’ve announced that this Pub It, self-publishing platform which launches in the next three weeks and that will allow independent authors and small publishers to upload their content.

And our terms are 30% to 40% rev share to us depending on pricing and some other factors.

So the book business has always been a long tail business. And what you’re going to see is increasingly as we add different types of content at those economics we expect margin expansion beyond what we’re seeing today just given the percent of volume that that content will represent.

Matthew Fassler: So I guess one other question just if you think about .com and .com revenues and the mix of revenue associated with eBooks versus hardware, the margin that you’re showing relative to the margin profile that you just described would suggest that eBooks would still be less than half of the .com revenue basis. Is that an accurate assumption?

Joseph Lombardi: Well I think the way to think about that is last year we did $500 million of business and this year we guided to 1 billion.

The largest piece of that growth driver’s going to be devices and eBooks.

Male: Yes.

Joseph Lombardi: And the core business we expect to be up as well. But I mean that gives you kind of a gut check.

Matthew Fassler: Okay…

Male: ((inaudible)) supposed to be.

Matthew Fassler: That’s helpful. And then just on the legal expenses I know you got it to 25 cents of impact. You had 11 cents in Q1. Should we assume that your guidance for Q2 absorbs the majority of the remaining 14 cents just given that the proxy fight is essentially happening now and the lawsuit is basically over?

Joseph Lombardi: A majority, yes.

Matthew Fassler: Got it. Okay, thank you so much guys.

Operator: We’ll take our next question from Gary Balter with Credit Suisse.

(Seth): Good morning. This is actually (Seth). I was just hoping if you could provide some more color on the weaker physical retail trends you saw in the quarter. There was obviously some benefit from selling your readers in the stores as you mentioned in the gross margin commentary. How would have the underlying comps looked if you exclude any of the lift that you got from selling your reader devices?

Joseph Lombardi: Yes, we are not going to break that out. We’ll - you know, we guided for a flat to up three and we missed slightly. We’re down .9. Traffic was a little lighter than we thought. And we’re - right at this point we have no intention of breaking out that deep.

(Seth): Okay thanks. And if I do look at that comps guidance for the year flat to up three, you know, given the accounting change how would that have looked before that accounting change? Would that have looked materially different then, you know, kind of how it’s positioned right now?

Joseph Lombardi: No. No it would not have. It would still be within that range.

(Seth): Okay maybe and just a quick follow-up on the gross margins. In the retail channel if I look at that decline for the quarter, you know, you mentioned the impact from selling the devices. Is there a way to maybe quantify what the impact was?

Joseph Lombardi: No. We’re not breaking that out and haven’t.

(Seth): Where there any other moving pieces in the retail channel?

Joseph Lombardi: No. If anything the sales mix was slightly positive in margin.

(Seth): Okay. Thank you. That’s helpful.

Operator: We’ll go next to Meghna Patwa with Market.

Meghna Patwa: Hi. Good morning. I had a question on your dividend again. Is the company willing to pay the dividends? How is - how are you going to fund it? Is it going to be from the cash flow or debt funded?

Joseph Lombardi: Well the current dividend in September, obviously we’re a current borrower so we would be funding that out of our revolver. And we looked at our working capital requirements and our capacity and made the decisions that way. I mean we haven’t made any other comments on that to date.

Meghna Patwa: Okay so going forward it could be definitely?

Joseph Lombardi: I’m sorry, I missed that question.

Meghna Patwa: Going forward from next dividends going forward would it be definite?

Joseph Lombardi: If you - you know, if the company decided to pay a dividend in the month of December we are a borrower in the month of December before holiday so it would obviously be debt funded…

Meghna Patwa: Okay.

Joseph Lombardi: …at that point because we - our cash flow comes, you know, in big in December and January.

Meghna Patwa: Okay great. And can you tell us a bit about your free cash flows for the remainder of the year and next year a little bit?

Joseph Lombardi: Our guidance that we issued at the end of June was for free cash flow from operations of essentially zero for the current year as we invest in our digital initiatives.

Meghna Patwa: Okay. All right, thank you.

Operator: We’ll take a follow-up question from Matthew Fassler with Goldman Sachs.

Matthew Fassler: Thanks a lot. I just wanted to follow up on a theme that you discussed at your analyst meeting back in June. And that relates to the investments that you’re making that should be if not one time in nature, you know, endemic and I guess to the moment of building the business, the digital business and not likely to be sustained at the same level that we’re seeing today over time.

I’m thinking specifically about the conversion of books to digital format and any other platform investments that you’re making.

With another quarter under your belt how do you think about sizing those investments and about the rate at which you might ultimately see them roll off?

Is - do they roll off in 2012? Do they - are they sustained at current levels in 2012 and roll off later on? Just anything, you know, that would be helpful.

William Lynch: Well in terms of specific numbers Matthew we’re not going to provide those. But directionally what we had to do, it’s very difficult to build a catalog of digital copyright works for many reasons.

Increasingly the publishers, especially the large ones going forward are all publishing in digital mostly behind the ePub format which would, you know, we’re obviously behind. We’re the - I think the leading seller of ePub files in the industry.

But there is mid-list and back list titles where the copyright owner never took control of converting them in digital especially in a form that’s in salable form.

So what we’ve been doing is dutifully over the last 2-1/2 years converting books as you might imagine based on volume into an ePub file format. We’ve been accepting that cost. We own the file. And so we’ve done that. And we’ve now built what we think is a really valuable asset in our digital book catalog.

What we’re doing now though is moving more of that cost upstream.

So I mentioned the launch of Pub It. And what we’re going to do because we’ve got this large install base, and increasingly authors and publishers view us as a great way to monetize their content, they are going to be uploading their files.

They can do that in several formats. We’ll convert it to ePub on the fly. And then we’ll make it available through search and browse of our eBook store.

So what we’re doing is building, like any technology business we’re building a scalable platform where we had to make some investments early on. Those are significant investments we’ve made over time. We will continue to make some converting ourselves. But increasingly we’re moving that upstream to the copyright owners themselves.

Matthew Fassler: Got it.

William Lynch: By the way that’s a formidable barrier to entry for anyone A, because I’m not going to bore you with the content conversion process but it’s hand to hand combat and it’s - takes a lot of time and it’s very expensive.

It’s why we continue to serve and we only think they’ll be three to maybe four big players in the eBook market over time.

Matthew Fassler: Thank you.

Operator: And it appears we have no further questions. I’d like to turn the conference back over to Joseph Lombardi for any closing comments.

Joseph Lombardi: Thank you for listening to our first quarter conference call. Please note that our next scheduled financial release will be our second quarter earnings release on or about November 23, 2010.

Operator: Ladies and gentlemen, that does conclude today’s conference call. We’d like to thank you all for your participation.

END